Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of this 31st day of August, 2020, is made by and between Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”) and Diane R. Garrett (the “Executive”).

WHEREAS, the Company desires to employ the Executive in the capacity of President and Chief Executive Officer; and

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of her employment and wish to formalize that agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive agree as follows:

1.            Employment. The Company hereby employs the Executive as President and Chief Executive Officer effective as of September 8, 2020 (the “Effective Date”) and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. The Executive will report to the board of directors of the Company (the “Board”). The Executive’s principal office will be at the principal executive offices of the Company in Denver, Colorado or such other location as may be determined by the Board of Directors; provided, however, it is also understood and expected that the Executive may spend substantial amounts of time at the Company’s primary operating mine in Winnemucca, Nevada (the “Hycroft Mine”). By action of the Board of Directors, you will also be appointed as a member of the Company’s Board of Directors and will be nominated by the Nominating and Governance Committee for a seat on the Board of Directors each year during your employment by the Company.

2.            Duties.   During the Term, the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Board and that are not inconsistent with the Executive’s position as Chief Executive Officer of the Company. All other employees of the Company shall report, either directly or indirectly, to the Executive. In addition:

(a)           The Executive will devote her full time and best efforts, talents, knowledge and experience to serving as the Company’s President and Chief Executive Officer. The Executive will perform her duties diligently and competently and will act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Term of this Agreement strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. The Executive will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or company that, as determined by the Board in its sole discretion, competes, conflicts or interferes with the performance of here duties hereunder in any material way.

(b)          The Executive agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts, if any, received from such subsidiary may be offset against the amounts due hereunder.

(c)          Subject to the approval of the Nominating and Governance Committee, which approval shall not be unreasonably withheld, you may serve on one (1) additional board of directors of a company, provided that such service does not conflict with or detract from the performance of your duties as President and Chief Executive Officer of the Company. The Company hereby approves of the continuation of your current service on the board of directors of NovaGold Resources, Inc. as such additional board of directors position. The Company further agrees to your continued service as an advisor to Nickel Creek Platinum Corporation, provided that such service does not conflict with or detract from the performance of your duties as President and Chief Executive Officer of the Company.

3.            Term. Unless sooner terminated by either party in accordance with the provisions of this Agreement, the term of employment (the “Term”) will commence on the Effective Date and will continue thereafter until the third anniversary of the Effective Date. Unless otherwise provided in this Agreement or mutually agreed by the Company and the Executive, all of the terms and conditions of this Agreement will continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term. Any representation, statement or implication to the contrary is unauthorized and not valid. After the Term hereof, the Executive shall be deemed to be an “at-will” employee during the continuation of her employment by the Company. For purposes of this Agreement, expiration of this Agreement will not be considered a termination other than for Cause (as hereinafter defined) or voluntary termination for Good Reason (as hereinafter defined), provided that the Executive’s employment is not otherwise terminated prior to such expiration date.

4.            Compensation and Benefits.

(a)          Base Salary. The Company shall pay a base annual salary of US$550,000 (“Base Salary”) to the Executive payable in accordance with the normal payroll practices of the Company and which shall be subject to applicable withholdings, deductions and taxes. The Board, or the Compensation Committee thereof, will review the Executive’s performance and Base Salary annually in February of each year and determine whether to adjust the Executive’s Base Salary on a prospective basis. Such adjusted annual salary then will become the Executive’s “Base Salary” for all purposes of this Agreement. The Executive’s annual Base Salary will not be reduced below the Base Salary then in effect, without the Executive’s consent other than a reduction in salary generally applicable to executive employees of the Company.

(b)          Incentive Compensation. The Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Annual Incentive Cash Bonus Plan (“Cash Bonus Plan”) or such similar or successor plans as the Company may establish. The Executive’s target incentive cash bonus under the Cash Bonus Plan shall initially be set at 70% of the Executive’s Base Salary, with bonus payments ranging from 0 to 200% of the bonus target based upon specific individual and corporate performance metrics under the Cash Bonus Plan to be determined from time to time by the Board or Compensation Committee thereof, including: (i) gold and gold equivalent production/sales, (ii) total cash costs of production per gold or gold equivalent ounce, (iii) health and safety, and/or (iv) such other metrics as are determined by the Board or Compensation Committee thereof. Any bonus earned by the Executive will be paid in accordance with the Company’s standard practice, which shall not be later than March 15 of the year following the end of the calendar year in which the Executive earns and vests in the right to receive the bonus or compensation, unless a written plan document provides a different payment date. Any annual performance bonus payable for 2020 shall reflect the portion of the year of service.

(c)           Equity Compensation. The Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its senior executive officers, including the HYMC 2020 Performance and Incentive Plan (“Equity Plan”), for ongoing annual equity awards. The Executive shall be entitled to equity awards initially targeted at 200% of the Executive’s Base Salary, with 50% of such awards initially in the form of performance-based equity awards which vest and pay up to 200% of target based upon satisfaction of performance-based metrics (the “Performance-Based Equity Awards”) to be determined by the Board or Compensation Committee thereof at the end of the performance period, and with the remaining 50% of such awards initially in the form of time-based equity awards with vesting based upon continued employment by the Company (the “Time-Based Equity Awards”), with 33% of the Time-Based Equity Awards vesting after one (1) year of continued employment, 33% of the Time-Based Equity Awards vesting after two (2) years of continued employment and the remaining 34% vesting after three (3) years of continued employment. The Performance-Based Equity Awards and the Time-Based Equity Awards will initially be in the form of restricted stock units convertible upon vesting into shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of the Company, subject to the terms and conditions set forth in written equity award agreements, with the number of units to be awarded to be determined by closing price of the Common Stock on the Nasdaq Capital Market, or such other national securities exchange on which the Common Stock is listed for trading in the United States, on the grant date of such award. The foregoing equity awards shall contain the following double trigger vesting provision that in the event of a Change in Control transaction of the Company (as hereinafter defined), then if the Executive is terminated within 90 days prior to the consummation of such Change in Control transaction or within 12 months following the consummation of such Change in Control transaction, then vesting of such equity awards shall accelerate and such equity awards shall be fully vested.

(d)          Initial Equity Award. Upon execution of this Agreement, Executive shall be entitled to receive an initial equity award in the form of restricted stock units in the amount of $1,000,000, as determined by the closing price of the Common Stock on the Nasdaq Capital Market on the grant date and vesting in whole and not in part on the fourth anniversary of the grant date, subject to the terms of the initial restricted stock unit agreement (time-vesting) pursuant to which such award shall be made. Such initial equity award shall be issued on the Effective Date of your employment under this Agreement.

(e)          Benefits. During her employment, the Executive shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

(f)           Vacation and Sick Leave. The Executive will be entitled to vacation and sick leave in accordance with the Company’s vacation and sick leave policy for senior executive officers, but in no event less than four (4) weeks per calendar year. Unused vacation will not be carried over to the next calendar year.

(g)          Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation, travel and accommodations for travel authorized business trips, including, without limitation, travel and extended stays at the Hycroft Mine, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. The Company will provide you with, at the Company’s expense, use of (i) laptop computer, (ii) cellular telephone and (iii) a Company vehicle for travel to the Hycroft Mine.

(h)          Professional Dues. The Company will reimburse you for professional dues to the Society of Mining Engineers, the National Mining Association, the Nevada Mining Association and such other professional organizations as approved by the Compensation Committee.

5.            Payments on Termination of Employment.

(a)          Termination of Employment for any Reason. Upon termination of the Executive’s employment for any reason, including without limitation, the expiration of this Agreement, the Company will pay or provide the following to the Executive upon her termination of employment from the Company for any reason:

(i)            Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Executive has become eligible and earned in accordance with Section 4(b) above, but which is unpaid at the time of termination;

(iii)          Any amounts payable to the Executive under any of the Company’s executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans;

(iv)          Unreimbursed business expenses incurred by the Executive on the Company’s behalf; and

(v)           Continued coverage under the Company’s group health plan for the Executive during the COBRA continuation period; provided that the Executive timely elects COBRA continuation coverage and pays the applicable COBRA rate for such continued coverage.

(b)          Termination of Employment for Death or Disability. If the Executive’s termination of employment occurs by reason of death or Disability (as defined below), in addition to the amounts payable and benefits provided under Section 5(a) above, the Company will pay the Executive (or her estate) a pro rata portion of any bonus payable under the Company’s Cash Bonus Plan and/or Retention Bonus Plan, as the case may be, for the year in which such termination occurs determined based on the actual bonus attained for the fiscal year in which such termination occurs.

For purposes of this Agreement, “Disability” means the Executive’s long-term disability as defined by and determined under the Company’s long-term disability plan, or if the Executive is not covered by a long-term disability plan sponsored by the Company the Executive’s inability (as determined by the Board or Compensation Committee thereof in its discretion, acting reasonably) to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

(c)           Termination by the Company other Than for Cause or Voluntary Termination by the Executive for Good Reason. If the Company terminates the Executive’s employment other than for Cause, or if the Executive voluntarily terminates her employment for Good Reason, in addition to the amounts payable under Section 5(a) above and in lieu of the benefit provided in Section 5(a)(v) above, and subject to the provisions under this Section 5(c), Section 9(a) and Section 9(f), the Company will pay the following amounts and provide the following benefits to the Executive:

(i)            An amount in cash equal to 1.5 multiplied by the Executive’s Base Salary. This amount will be paid in equal installments during the 18 month period after termination in accordance with the Company’s normal payroll practices, provided, however, that any installments that would otherwise be payable within the first 60 days following the date of the Executive’s termination will be paid to the Executive on the 60th day following such termination.

(ii)           Continued coverage under the Company’s medical, dental, life, and disability plans through the 18-month anniversary of the date that Executive’s employment was terminated, at the same cost to the Executive as in effect on the date of the Executive’s termination. Any continuation of group health plan benefits is conditioned upon the Executive timely electing COBRA continuation coverage and timely paying her share of the premium. If the Company determines that the Executive cannot participate in any benefit plan because she is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been available. Any cash amounts payable under an alternative arrangement will be paid to the Executive on the 60th day after the date of the Executive’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.

(iii)          Professional outplacement services from a nationally recognized outplacement firm selected by the Executive provided to the Executive until the earlier of (A) $15,000 in the aggregate to be paid by the Company to such outplacement firm on behalf of the Executive, or (B) 12 months after the Executive’s termination date, whichever occurs first.

Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 5(c) is conditioned upon (A) the Executive’s execution and delivery to the Company of a valid General Release Agreement (a “Release”) in the form prepared by the Company within 25 days of the date of the Executive’s termination and (B) the Executive’s refraining from revoking the Release as permitted therein. The Executive’s failure to execute the Release within the later of 45 days of the date of the Executive’s termination or 25 days after receipt by the Executive of the Release, or her revocation of the Release, will result in forfeiture of any payment, coverage or benefit described in this Section 5(c).

(d)          Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material reduction or a material adverse alteration in the nature of the Executive’s position, responsibilities or authorities or the assigning of duties to the Executive that are materially inconsistent with those of the position of a President and Chief Executive of a company of comparable size in a comparable industry; (ii) the Executive’s becoming the holder of a lesser office or title than that previously held; (iii) any material breach of this Agreement by the Company that causes an adverse change to the terms and conditions of the Executive’s employment; (iv) the Company requires the Executive to relocate her principal business office to a location not within 75 miles of the Company’s principal executive office located in Denver, Colorado or the Hycroft Mine, other than a relocation to Reno, Nevada; (v) any reduction in the Executive’s salary, other than a reduction in salary generally applicable to executive employees; or (vi) failure of the Company to pay the Executive any amount otherwise vested and due under this Agreement or under any plan or policy of the Company following written notice by the Executive to the Company identifying the failure and the basis for such payment and the Company’s failure to cure within 10 days following receipt of such written notice.  In no event will a resignation be deemed to occur for “Good Reason” unless the Executive provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto.  Upon receiving notice from the Executive, the Company shall have a period of 30 days during which it may remedy the event or condition.

(e)          Cause. For purposes of this Agreement, “Cause” shall mean that one or more of the following has occurred: (i) the Executive is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates); (ii) a failure of the Executive to substantially perform her responsibilities and duties to the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by any member of the Board identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (iii) the failure of the Executive to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by or on behalf of the Company identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (iv) the Executive engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company or any of its affiliates; (v) a material violation or willful breach by the Executive of any of the policies or procedures of the Company, including, without any limitation, any employee manual, handbook or code of conduct of the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by or on behalf of the Company identifying the violation or breach in reasonable detail and granting the Executive an opportunity to cure such violation or breach within such 10 day period; (vi) the Executive fails to meet any material obligation the Executive may have under any agreement entered into with the Company which, to the extent curable, is not remedied within 10 days after the Executive’s receipt of written notice given by any member of the Company identifying the failure in reasonable detail and granting the Executive an opportunity to cure such failure within such 10 day period; (vii) the Executive’s failure to maintain any required applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); or (viii) the Executive’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the Executive may be subject, pursuant to an employment agreement or otherwise.

(f)            Concurrent Resignation and Removal from Any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, such termination will constitute her resignation and removal from: (i) if a member, the Board and/or board of directors of any subsidiary of the Company, or any other board to which he has been appointed or nominated by or on behalf of the Company; (ii) any position with the Company or any of its subsidiaries, including, but not limited to, as an officer of the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

6.            Change in Control.

(a)            Payments and Benefits upon Termination after a Change in Control. If within 90 days prior to, or one year after, a Change in Control (as defined below), the Company (or its successor) terminates the Executive’s employment for reasons other than for Cause, the Executive incurs a Disability or if the Executive voluntarily terminates her employment for Good Reason, and subject to the provisions of this Section 6(a), Section 9(a) and Section 9(f), the Company will provide the following payments and benefits to the Executive, in lieu of those payments and benefits provided under Section 5(a)(v) and Section 5(b) or (c), as applicable, but in addition to the amounts payable under Sections 5(a)(i) through 5(a)(iv) above:

(i)            An amount equal to 2.0 multiplied by the Executive’s Base Salary. This cash payment will be paid to the Executive on the 60th day following the date of the Executive’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).

(ii)           An amount in cash equal to 2.0 multiplied by the sum of the Executive’s Annual Bonus. For this purpose, “Annual Bonus” means the greater of: (A) the actual bonus paid for the fiscal year immediately preceding such termination; (B) the actual bonus attained for the fiscal year in which such termination occurs; or (C) the target bonus for the fiscal year in which such termination occurs prior to the first anniversary of this Agreement. This cash payment will be paid to the Executive in a lump sum on the 60th day following the date of the Executive’s termination; provided, however, that if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the schedule set forth in Section 5(c) (as may be modified in accordance with Section 9(a)).

(iii)          Continued coverage under the Company’s medical, dental, life, and disability plans through the 24-month anniversary of the date that Executive’s employment was terminated, at the same cost to the Executive as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter). Any continuation of group health plan benefits is conditioned upon the Executive timely electing COBRA continuation coverage and timely paying her share of the premium. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or a lump sum cash payment equal to the cost that the Company would have paid under the plan(s) for which coverage would have otherwise been available. Any cash amounts payable under an alternative arrangement will be paid to the Executive on the 60th day after the date of the Executive’s termination; provided, however, that any alternative arrangement provided through an insurance policy (e.g., health care and disability insurance) will be paid when the related premiums are due to the insurer.

(iv)          Professional outplacement services from a nationally recognized outplacement firm selected by the Executive provided to the Executive until the earlier of (A) $15,000 in the aggregate to be paid by the Company to such outplacement firm on behalf of the Executive, or (B) 12 months after the Executive’s termination date.

Notwithstanding anything to the contrary in this Agreement, any obligation of the Company to provide any payment, coverage or benefit described in this Section 6(a) is conditioned upon (A) the Executive’s execution and delivery to the Company of the Release described in Section 5(c) within 45 days of the date of the Executive’s termination and (B) the Executive’s refraining from revoking the Release as permitted therein. The Executive’s failure to execute the Release within 45 days of the date of the Executive’s termination or 25 days after receipt by the Executive of the Release, or her revocation of the Release, will result in forfeiture of any payment, coverage or benefit described in this Section 6(a).

(b)          Definition of Change in Control. For purposes of the Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that one or more of the following conditions is satisfied:

(i)            The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a “Person” (as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or a subsidiary thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of this Section (6)(b)(iii) will not be a Change in Control under this Section 6(b)(i); provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement; or

(ii)           Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

(iii)          Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that (x) such ownership of the Company existed prior to the Business Combination or (y) that immediately prior to such Business Combination, such Person was a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of this Agreement, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary in the foregoing, in no event will a Change in Control be deemed to have occurred with respect to the Executive if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors.

7.            Executive Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive will enter into an Executive Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement in the form attached hereto as Exhibit A (the “ENNNI Agreement”), containing confidentiality, non-solicitation and non-competition restrictive covenants. The Executive acknowledges and agrees that execution and compliance with the ENNNI Agreement, the terms of which ENNNI Agreement are incorporated herein by reference, is an essential term and condition of this Agreement and that the ENNNI Agreement is supported by adequate and sufficient consideration, including but not limited to the Executive’s employment with the Company.

8.            Indemnification and Insurance. The Company will indemnify the Executive in accordance with the Company’s Certificate of Incorporation and Bylaws to the fullest extent permitted by law in the event he is made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that she is or was a director, officer, or employee of the Company and its subsidiaries, or serves any other enterprise as a director, officer, or employee at the request of the Company.  While employed by the Company or any of its subsidiaries, the Company will maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals (and subject to the same exclusions from coverage) with respect to time periods where the Executive served as an employee of the Company and its subsidiaries.

9.            Compliance with Code Section 409A and Treasury Regulations.

(a)          Payments under Sections 5(c) and 6(a) of this Agreement are intended to qualify as short-term deferrals or otherwise be exempt from Code Section 409A. However, if the Company reasonably determines that a payment under Section 5(c) or 6(a) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) and the Executive is a Specified Employee (as defined below) as of the date of termination, such payment to the Executive may not be made before the date that is six months after the date of her separation from service or, if earlier, the date of the Executive’s death. Payments to which the Executive would otherwise be entitled during the first six months following the date of separation will be accumulated and paid on the first day of the seventh month following the date of termination. For purposes of this Agreement, “Specified Employee” has the meaning given in Code Section 409A and Treas. Reg. §1.409A-1(c)(i). The Company’s “specified employee identification date” (as described in Treas. Reg. §1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. §1.409A-1(c)(i)(4)) will be February 1 of each succeeding year.

(b)          This Agreement is intended to comply with, or be exempt from, the requirements of Code Section 409A and the Treasury Regulations and other administrative guidance issued thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(c)          Each payment or installment under this Agreement shall constitute a separate payment for purposes of Code Section 409A.

(d)          To the extent that any amount payable upon termination of employment constitutes “nonqualified deferred compensation” subject to the requirements of Code Section 409A, any reference to such termination shall mean a “separation from service” (as defined in Treas. Reg. §1.409A-1 (h)).

(e)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expenses was incurred.

(f)           In the event that the Company’s independent registered public accounting firm or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the additional tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the Company agrees to cooperate with the Executive to execute any amendment to the provisions hereof reasonably necessary but only (i) to the minimum extent necessary to avoid application of such tax, and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences (including, without limitation, accelerating the payment or provision of any benefit described herein).

(g)          Notwithstanding anything in this Section 9 or any other provision of this Agreement, if any payment under this Agreement gives rise, directly or indirectly, to liability for an additional income tax or penalty under Code Section 409A (and/or any penalties and/or interest with respect to such additional income tax or penalty), the Executive shall bear the cost of any and all such taxes, penalties and interest.

10.          [Reserved].

11.          Miscellaneous.

(a)          Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

(b)          Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement or the Executive’s employment (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

(c)          Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

(d)          Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer or director duly authorized by the Board and the Executive.

(e)          Notices. Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile with confirmation of delivery, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery, including electronic transmission, that provides a written confirmation of delivery. Notice to the Company will be directed to:

Hycroft Mining Holding Corporation

8181 E. Tufts, Suite 510
Denver, CO 80237
Attention: Compensation Committee Chair

with a copy to:

Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone, Esq.
email: dstone@nge.com

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company, or such other address provided to the Company in accordance with the procedures described above.

(f)           Severability. If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(g)          No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Executive Vice President and Chief Financial Officer. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

(h)          Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and her estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

(i)           Effect on Other Obligations. Payments and benefits herein provided to be paid to the Executive by the Company will be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company (it being understood and agreed that the Executive will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its subsidiaries). No payments or benefits provided the Executive hereunder will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(j)           Survival. The provisions of this Agreement, including but not limited to Sections 9 and 11 hereof and the ENNNI Agreement, to the extent consistent with or necessary to carry out the purposes thereof, shall survive termination of this Agreement or termination of the Executive’s employment with the Company or any successor or assign regardless of the reason for such termination.

(k)          Entire Agreement. The Executive acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it, along with the ENNNI Agreement, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

(l)           Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

(m)         Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date set forth above.

EXECUTIVE	HYCROFT MINING HOLDING CORPORATION

/s/ Diane R. Garrett	By:	/s/ David Kirsch
Diane R. Garrett	Name: David Kirsch
Its: Chairman of Compensation Committee

15